Exhibit 99.1

NEWS                                 from                     H. L. LANZET, INC.

                                          515 Madison Avenue Tel: (212) 888-4570
                                          Suite 5 West Fax: (212) 888-4569
                                          New York, NY 10022

                             FOR IMMEDIATE RELEASE:

CONTACT: Arnold Tenney, Richard Mozer               Herbert Lanzet/DeeDee Lanzet
Devine Entertainment Corporation                    H.L. Lanzet, Inc.
(416) 364-2282                                      (212) 888-4570

           DEVINE ENTERTAINMENT COMMISSIONS SCRIPTS FOR SECOND SEASON OF PRIMETIME MYSTERY SERIES: Across the River to Motor City

Initial Season Revenues Of About $4 Million (CDN) Expected In First Half of 2007

TORONTO, Ontario - March 13, 2007 -- Devine Entertainment Corporation (OTCBB:DVNNF) announced that it has contracted with four writers to begin work on new scripts for the second season of Across the River to Motor City, the Company's new mystery series that has been commissioned and funded by CHUM Television (TSX:CHM). Key development funding agreements with Chum Television and The Canadian Television Fund support the Company's engagements of renowned writers Cal Coons (Blue Murder), Alyson Feltes (Jozi-H), Tracey Forbes (Buffy the Vampire Slayer) and David Young (Due South) who will work with series show-runner and creator Robert Wertheimer to write scripts for the first four episodes of a prospective second season of the series.

President and CEO David Devine stated, "We see CHUM's commitment to fund new scripts for the second season of Across the River to Motor City as an affirmation of confidence in the creative and production team behind the series. The Company is optimistic about the success of Across the River to Motor City and the possibility of a new season of the series being ordered." The series is being produced by Devine Entertainment in association with Jonsworth Productions. Show-runner Robert Wertheimer created the series with writer Denis McGrath. Robert Wertheimer, Richard Mozer and David Devine are executive producers.

Across the River to Motor City, a suspenseful tale spanning over forty years in Canada and the United States, focuses on two unforgettable characters, Ben Ford and his daughter Kathleen. As a 1960's insurance investigator in Windsor and Detroit, Ben Ford weathered the storms of those tumultuous years. Four decades later, a long-buried tragedy leads his daughter Kathleen to unravel the secrets that troubled her relationship with Ben - secrets he will risk everything to keep hidden.

The Company completed principal photography of the initial six episodes of the primetime mystery series, budgeted at $8.1 million (all references in Canadian dollars), on schedule and on budget in the fourth quarter of 2006. Canadian Broadcast license agreements already in place are expected to generate initial revenues from the series of approximately $4 million in the first six months of 2007 when the six episodes are expected to be completed and delivered.

Five-time Emmy Award-winning Devine Entertainment Corporation develops, produces and distributes primetime drama, children's and family entertainment for the theatrical motion picture, television and Video/DVD marketplace worldwide. Their film series on landmark Composers', Inventors' and Artists' are critically acclaimed and broadcast in over 50 countries. The Company recently completed its first feature film for theatrical release, Bailey's Billion$, which was released in North America on August 5, 2005 and is currently being distributed worldwide. In 2007 the Company continued expanding its proprietary library and financed and began production of its first general audience primetime one-hour mystery series, entitled Across the River to Motor City for broadcast world wide. Headquartered in Toronto, the Company's common shares trade on the NASD OTCBB market in the U.S. under the symbol DVNNF. The Company's corporate website is www.devine-ent.com.

                               * * * * * * * ** *

This press release contains forward-looking statements relating to the future performance of Devine Entertainment Corporation. Forward-looking statements, specifically those concerning future performance and the achievement of operating profitability are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties include fluctuations in revenues; market acceptance of the Company's products and services; competition within the film and entertainment industry and the introduction of new entrants and/or products in the Company's markets; adverse changes in governmental regulations and policies affecting the film and entertainment industry; product development risks and risks of technological change; the risk of unanticipated expenses; and other risks and uncertainties all as described in the disclosure documents filed with securities regulatory authorities in accordance with applicable securities laws. Readers are cautioned that the foregoing list of factors is not exhaustive. Although the Company believes that the expectations conveyed by the forward-looking statements are reasonable based on information available to it on the date such forward-looking statements are made, no assurances can be given as to future results, levels of activity and achievements. All subsequent forward-looking statements, whether written or oral, attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The Company assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change.